QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

2004 EXECUTIVE ANNUAL INCENTIVE PLAN (AIP)

WHO PARTICIPATES:

  •
  Key executives designated by the Chairman of the Board based on qualifying factors established by the Organization and Compensation Committee (the Committee) of the Board of Directors

FUNDING THE OVERALL AIP AWARD POOL:

  •
  The 2004 AIP is funded based on achievement of the company's three financial metrics: Net Earnings, Sales Growth and Net Working Capital. **

  •
  AIP funding is based on the participant's assigned AIP level, at target, but may vary based on final available funding. While positions are funded at this target, actual payments are determined by following the Opportunity Award Guidelines.

  •
  Each Commercial Division will have funding increased or decreased based on divisional performance assessment

  •
  CEO corporate staff will have funding increased or decreased based on company-wide performance assessment

  •
  The company must achieve a minimum of $2.82 EPS for any funding of AIP awards, regardless of any other financial or non-financial results or individual performance.

  •
  EPS must exceed $3.19 for financial targets to be funded above target. **

  •
  An interpolated incentive award percentage is calculated for incremental results that fall between achievement levels for financial results.

  •
  Achievement of financial metrics as publicly reported does not guarantee payments under the plan.

AIP AWARD DETERMINATION—Opportunity Award Guidelines:

  •
  Opportunity Award guidelines provide maximum flexibility to recognize and reward performance achievement. Because each Commercial Division and CEO staff has a pool for funding awards that cannot be exceeded, the actual award percentage an employee receives will be determined by his or her division performance, individual performance, and the overall percentage distribution of NI/AIR/AIRD within the division/staff pool. The formula for calculating the Opportunity Award is:
  —Bonus Target × Corporate Payout Factor × Div/Group Payout Factor × Individual Performance Assessment (zero sum rollup to Divisional President Level)

  •
  The Opportunity Award is calculated by multiplying the percentage awarded based on individual performance by the participant's actual 2004 base pay earnings. Actual base pay earnings are defined as regular salary earned through the last payroll period in 2004.

  •
  The sum of all Opportunity Awards cannot exceed the available AIP award pool funding.

AIP ADMINISTRATION GUIDELINES:

  •
  The Committee administers the AIP on behalf of the company. This responsibility includes interpretation of the plan and the sole and absolute discretion to establish plan provisions, performance measures, performance targets, specific award levels, payment methodology and timing, and participation eligibility. All committee interpretations, determinations and actions will be final, conclusive and binding on all participants. The committee has authorized the Chairman of the Board as its designee in matters of annual plan administration upon its approval of performance measures and targets.

AIP TERMS AND CONDITIONS:

1.
All Corporate financial results will be measured on an "as reported" basis with no adjustment for any effect of currency fluctuations.

2.
Certain qualifying events, including mergers, acquisitions and divestitures, and legal settlements, may cause a modification to the financial measurements or calculations based on reportable information. These events must be: 1) unanticipated; 2) non-recurring; 3) material; 4) not part of normal business operations; and/or 5) identified as an exception approved by the Chief Executive Officer and the Organization and Compensation Committee of the Board of Directors.

3.
To be eligible for an AIP award, a participant must be in active pay status continuously through the last company-scheduled workday of the year. Partial payments may be considered subject to the full discretion of the Committee or its designee, for retirees as defined by the company's retirement plan, who leave before the end of the plan year.

4.
The Committee or its designee may determine in its sole and absolute discretion, the status and incentive award level for any participant whose responsibilities are changed, and of any key employee who becomes eligible to participate in the plan after the beginning of the performance period.

5.
AIP awards are payable either in cash or stock at the Company's discretion.

6.
The Committee at any time and from time to time may terminate, suspend, modify or amend the plan. Nothing in this plan or any award granted shall confer on a participant any right to continue in the employ of the company or interfere in any way with the right of the company to terminate anyone's employment.

** Operational Definitions:

  •
  Net Earnings: Net Earnings is defined as the amount remaining after all costs, expenses and taxes have been deducted from total worldwide sales. For plan purposes, the company is targeting Net Earnings for FY "04 between $207.3 and $210.0 million.

  •
  Sales Growth: Sales Growth is measured as a percentage over FY "03 sales of $2,192.5 billion. For plan purposes, the Company is targeting sales growth at 8.5% over FY "03 performance (in "as reported" currency).

  •
  Net Working Capital Margin: Net Working Capital Margin is a measure of the company's financial efficiency. At Beckman Coulter, Inc. it consists of Trade and Other Receivables plus Inventory less Accounts Payables. For AIP purposes it is measured as a percent of sales. For 2004, the Net Working Capital Margin target is 36.80% based on a five-point average.

2004 Financial Metrics
Funding Formula

NET EARNINGS TARGET (40%)		SALES GROWTH (40%)		2004 NET WORKING CAPITAL (20%)
		Performance as a % of Growth (Over FY '03)
Financial Target	% of Target Earned		% of Target Earned	Performance Level	% of Target Earned
$217.40	200.00%	12.00%	200.00%	35.80%	200.00%
$214.93	166.67%	10.83%	166.67%	36.13%	166.67%
$212.47	133.33%	9.67%	133.33%	36.47%	133.33%
$210.00	100.00%	8.50%	100.00%	36.80%	100.00%
$207.30	100.00%	6.38%	55.95%	36.90%	80.00%
$203.30	66.67%	4.25%	30.95%	37.00%	60.00%
Below $201	0.0%	2.13%	14.29%	37.10%	40.00%
		0.00%	0.00%	37.20%	20.00%
				Over 37.20%	0.00%
  •
  Minimum EPS gate of $2.82 must be achieved for the year before any payout under the plan.

  •
  EPS must exceed gate of $3.19 for financial metrics payments above target to occur

  •
  Sales growth at target includes EITF adjustment for internal variable pay calculations

  •
  An interpolated incentive award percentage is calculated for incremental results that fall between achievement levels for financial results

  •
  Achievement of financial metrics as publicly reported does not guarantee payments under the plan

QuickLinks

  Exhibit 10.1